EXHIBIT 99.1

NEWS RELEASE

ECHOSTAR ADDS JOSEPH CLAYTON TO BOARD OF DIRECTORS

ENGLEWOOD, Colo. – Oct. 9, 2008 – EchoStar Corporation (NASDAQ: SATS) announced today the appointment of Joseph P. Clayton to the company’s board of directors effective Oct. 7.  This appointment increases the size of EchoStar’s board from seven to eight members.

Clayton was appointed to EchoStar’s board following the recommendation of the company’s Nominating Committee and will serve on the Audit, Nominating and Compensation Committees of the Board.

Clayton served as chairman of Sirius Satellite Radio Inc. from November 2004 through July 2008 and served as chief executive officer of Sirius from November 2001 through November 2004.  Prior to joining Sirius, Clayton served as president of Global Crossing North America, as president and chief executive officer of Frontier Corporation and as executive vice president for Marketing and Sales for the Americas and Asia of Thomson S.A.

“We welcome Joe to our board,” said Charles Ergen, CEO and chairman of EchoStar.  “He brings a great deal of executive-level experience in the satellite industry and we look forward to working with him as we grow our business.”

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About EchoStar Corporation
EchoStar Corporation (Nasdaq: SATS) provides equipment sales, digital broadcast operations, and satellite services.  EchoStar has 25 years of experience designing, developing and distributing advanced award-winning set-top boxes and related products for pay television providers.  The company includes a network of 10 full-service digital broadcast centers and leased fiber optic capacity with points of presence in approximately 150 cities.  EchoStar also delivers satellite services from eight owned and leased in-orbit satellites and related FCC licenses. Visit www.echostar.com for more information.

Press Contact:  Marc Lumpkin, Director of Corporate Communications, EchoStar, 303-706-5236, marc.lumpkin@echostar.com.